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                                                                    Exhibit 23.1
                     FORM OF CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in this Registration Statement on Form F-4 (File No. _______) of our reports dated April 11, 1997 on our aduit of the consoidated financial statements of TEVECAP S.A. and subsidiaries and TVA Sistema de Televisao S.A. and of our reports dated April 19, 1997 and our audits of TVA Sul Participacoes S.A. and subsidiaries, TV Alfa Cabo Ltda., CCS Camboriu Cable System de Telecommunicacoes Ltda., and TVA Sul Parana Ltda., TCC TV a Cabo Ltda., TVA Sul Foz do Iguacu Ltda., and TVA Sul Santa Catarina Ltda. We also consent to the reference to our Firm under the caption "Experts".


/s/ COOPERS & LYBRAND
Coopers & Lybrand

October ___, 1997